Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 11, 2010, with respect to the consolidated financial statements and regarding the effectiveness of internal control over financial reporting, included in the Annual Report of Superior Bancorp on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Superior Bancorp on Forms S-8 (File Nos. 333-70953; 333-72747; 333-58170; 333-123397; 333-123398; 333-133050; 333-134561; 333-152462 and 333-161761).
/s/ GRANT THORNTON LLP
Raleigh, North Carolina
March 11, 2010